CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Trigger Jump Securities due 2014	$6,350,000	$866.14

December 2012 Pricing Supplement No. 470 Registration Statement No. 333-178081 Dated December 28, 2012 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014
The Dual Directional Trigger Jump Securities (the “securities”) are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus, as supplemented or modified by this document.  At maturity, if the PHLX Housing SectorSM Index, which we refer to as the underlying index, has appreciated in value, you will receive for each security that you hold at maturity the stated principal amount plus the upside payment of between $2.10.  If the underlying index has depreciated in value but by no more than 15%, you will receive the stated principal amount of your investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 15% return.  However, if the underlying index has depreciated by more than 15%, you will be negatively exposed to the full amount of the percentage decline in the underlying index and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the upside payment and absolute return features that in each case apply to a limited range of performance of the underlying index.  Investors may lose their entire initial investment in the securities.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
The securities differ from the Jump Securities described in the accompanying product supplement for Jump Securities in that the securities offer the potential for a positive return at maturity if the underlying index depreciates by up to 15%.  The securities are not the Buffered Jump Securities described in the accompanying product supplement for Jump Securities.  Unlike the Buffered Jump Securities, the securities do not provide any protection if the underlying index depreciates by more than 15%.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	December 30, 2014
Valuation date:	December 24, 2014, subject to postponement for non-index business days and certain market disruption events
Underlying index:	PHLX Housing SectorSM Index
Aggregate principal amount:	$6,350,000
Payment at maturity:
•       If the final index value is greater than the initial index value:
$10 + the upside payment
•       If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:
$10 + ($10 x absolute index return)
In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index.  In no event will this amount exceed the stated principal amount plus $1.50.
•       If the final index value is less than the trigger level:
$10 × index performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 15%, and possibly all, of your investment.

Upside payment:	$2.10 per security (21% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute index return.
Index performance factor:	final index value / initial index value
Initial index value:	167.43, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	142.3155, which is 85% of the initial index value
Stated principal amount / Issue price:	$10 per security
Pricing date:	December 28, 2012
Original issue date:	January 3, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61761H863 / US61761H8631
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per security	$10.00	$0.225	$9.775
Total	$6,350,000	$142,875	$6,207,125
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 13 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 5.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for Jump Securities dated August 17, 2012    Index Supplement dated November 21, 2011   Prospectus dated November 21, 2011

Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014

Investment Summary

Dual Directional Trigger Jump Securities
The Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that provides a fixed positive return of 21% if the underlying index has appreciated at all as of the valuation date.

▪	To obtain a positive return for a limited range of negative performance of the underlying index.

▪	To potentially outperform the underlying index in a moderately bullish or moderately bearish scenario.

If the final index value is less than the trigger level, the securities are exposed on a 1:1 basis to the percentage decline of the final index value from the initial index value.  Accordingly, under these circumstances, investors will lose a significant portion or all of their initial investment in the securities.

Maturity:	Approximately 2 years
Upside payment:	$2.10 per security (21% of the stated principal amount)
Minimum payment at maturity:	None
Trigger level:	85% of the initial index value
Coupon:	None
Listing:	The securities will not be listed on any securities exchange

All payments on the securities are subject to the credit risk of Morgan Stanley.

Key Investment Rationale

The securities offer the potential for a positive return at maturity based on the absolute value of a limited range of the percentage change of the underlying index.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the upside payment of between $2.10.  If the underlying index has depreciated in value but by no more than 15%, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 15% return.  However, if the underlying index has depreciated by more than 15%, investors will be negatively exposed to the full amount of the percentage decline in the underlying index and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  Investors may lose their entire initial investment in the securities.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Absolute Return Feature	The securities enable investors to obtain a positive return if the final index value is less than the initial index value but is greater than or equal to the trigger level.
Upside Scenario if the Underlying Index Appreciates	The final index value is greater than the initial index value. In this case, you receive for each security that you hold $10 plus the upside payment of $2.10 (21% of the stated principal amount).
Absolute Return Scenario
The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, which is 85% of the initial index value.  In this case, you receive a 1% positive return on the securities for each 1% negative return on the underlying index.  For example, if the final index value is 10% less than the initial index value, the securities will provide a total positive return of 10% at maturity.  The maximum return you may receive in this scenario is a positive 15% return at maturity.

Downside Scenario
The final index value is less than the trigger level.  In this case, the securities redeem for at least 15% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the underlying index over the term of the securities.  This amount will be less than $8.50 per security.  For example, if the final index value is 35% less than the initial index value, the securities will be redeemed at maturity for a loss of 35% of principal at $6.50, or 65% of the stated principal amount.  There is no minimum payment at maturity on the securities.

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Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014

How the Securities Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$2.10 per security (21% of the stated principal amount)
Trigger level:	85% of the initial index value
Minimum payment at maturity:	None

See the next page for a description of how the securities work.

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Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014

How it works

▪
Upside Scenario if the Underlying Index Appreciates.  Under the terms of the securities, if the final index value is greater than the initial index value, the investor would receive the $10 stated principal amount plus the upside payment of $2.10.

▪	If the underlying index appreciates 10%, the investor would receive a 21% return, or $12.10 per security.

▪
If the underlying index appreciates 25%, the investor would receive only a 21% return, or $12.10 per security, and would not participate in the appreciation of the underlying index, due to the fixed upside payment.

▪
Absolute Return Scenario.  If the final index value is less than or equal to the initial index value and is greater than or equal to the trigger level of 85% of the initial index value, the investor would receive a 1% positive return on the securities for each 1% negative return on the underlying index.

▪	If the underlying index depreciates 10%, the investor would receive a 10% return, or $11.00 per security.

▪	The maximum return you may receive in this scenario is a positive 15% return at maturity.

▪
Downside Scenario.  If the final index value is less than the trigger level, the investor would receive an amount significantly less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.  This amount will be less than $8.50 per security.  There is no minimum payment at maturity on the securities.

▪	If the underlying index depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per security at maturity, or 70% of the stated principal amount.

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Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Jump Securities, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal amount at maturity.  If the final index value is less than the trigger level (which is 85% of the initial index value), the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 15% less than the $10 stated principal amount of each security, and this decrease will be by an amount proportionate to the full amount of the decline in the value of the underlying index over the term of the securities, without any buffer.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

▪
The appreciation potential of the securities is fixed and limited.  If the underlying index appreciates, the appreciation potential of the securities is limited by the upside payment of $2.10 per security (21% of the stated principal amount). Any increase in the final index value over the initial index value by more than 21% of the initial index value will not increase the return on the securities.  Furthermore, the positive return potential of the securities in the event that the final index value declines is limited to a maximum of 15%.  Any decline in the value of the underlying index of greater than 15% will result in a loss, rather than a positive return, on the securities.

▪
The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value (including whether the value is at or below the trigger level), volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads.  The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “PHLX Housing SectorSM Index Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your Securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley's ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events.  Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date to be below the trigger level, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop.  Although the actual value of the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

▪
Investing in the securities is not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

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Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014

▪
Adjustments to the underlying index could adversely affect the value of the securities.  The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
There are risks associated with investments in securities concentrated solely in the housing sector. All of the companies included in the PHLX Housing SectorSM Index operate in the housing sector.  The PHLX Housing SectorSM Index is subject to increased volatility as it tracks solely the housing industry and is highly susceptible to adverse economic market, political or regulatory occurrences affecting that industry.

The housing sector is cyclical and is significantly affected by changes in general economic or business conditions, including interest rates; the terms and availability of financing for homebuyers; consumer confidence generally and the confidence of potential homebuyers in particular; federal mortgage financing programs and federal and state regulation of lending practices; real estate taxes; housing demand from population growth and demographic changes; the supply of available new or existing homes and other housing alternatives; employment levels and personal income growth; and federal and state income tax provisions affecting home ownership.  While adverse changes in these conditions tend to affect the housing sector nationally, the adverse effect may be more prevalent or concentrated in particular regions that are represented in the PHLX Housing SectorSM Index.  Any of these factors could adversely affect the value of the PHLX Housing SectorSM Index and the securities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial index value and the trigger level and will determine the final index value, including whether the value of the underlying index has decreased to or below the trigger level, and will calculate the amount of cash you receive at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial

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Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014

instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased the trigger level and the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except where the final index value has declined below the trigger level, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014

PHLX Housing SectorSM Index Overview

The PHLX Housing SectorSM Index was developed by the predecessor to NASDAQ OMX PHLX and is calculated, maintained and published by NASDAQ OMX PHLX, which is the index publisher.  The PHLX Housing SectorSM Index is composed of companies whose primary lines of business are directly associated with the United States housing construction market.  The PHLX Housing SectorSM Index is a modified market capitalization-weighted index.  The value of the PHLX Housing SectorSM Index equals the aggregate value of the index share weights, of each of the index component securities multiplied by each such security’s last sale price, and divided by the divisor of the PHLX Housing SectorSM Index.  The divisor serves the purpose of scaling such aggregate index value to a lower order of magnitude which is more desirable for reporting purposes.  The PHLX Housing SectorSM Index was set to an initial value of 250 on January 2, 2002.  Options commenced trading on the PHLX Housing SectorSM Index on July 17, 2002.  The level of the PHLX Housing SectorSM Index was split in half on February 1, 2006.  For additional information about the PHLX Housing SectorSM Index, see the information set forth under “PHLX Housing SectorSM Index” in the accompanying index supplement.

Information as of market close on December 28, 2012:

Bloomberg Ticker Symbol:	HGX	52 Week High (on 12/18/2012):	172.69
Current Index Value:	167.43	52 Week Low (on 12/28/2011):	99.70
52 Weeks Ago:	99.70

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2007 through December 28, 2012.  The related table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the same period.  The closing value of the underlying index on December 28, 2012 was 167.43.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the value of the underlying index on the valuation date.

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Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014

PHLX Housing SectorSM Index	High	Low	Period End
2007
First Quarter	255.05	218.13	218.13
Second Quarter	238.63	210.29	210.29
Third Quarter	215.58	156.09	158.24
Fourth Quarter	171.63	127.33	143.97
2008
First Quarter	157.13	122.19	143.14
Second Quarter	152.89	107.70	107.70
Third Quarter	145.35	98.42	129.49
Fourth Quarter	130.59	58.82	85.93
2009
First Quarter	91.90	55.17	75.82
Second Quarter	97.60	76.26	81.30
Third Quarter	115.02	73.76	102.19
Fourth Quarter	106.28	92.67	102.72
2010
First Quarter	113.68	100.00	112.09
Second Quarter	130.71	89.78	89.78
Third Quarter	103.43	88.14	97.28
Fourth Quarter	109.78	92.76	108.04
2011
First Quarter	120.17	108.58	114.51
Second Quarter	116.01	103.86	108.91
Third Quarter	112.10	79.06	79.51
Fourth Quarter	103.70	75.98	102.93
2012
First Quarter	132.15	105.23	127.21
Second Quarter	136.94	112.77	136.94
Third Quarter	167.04	130.45	157.98
Fourth Quarter (through December 28, 2012)	172.69	151.98	167.43

The NASDAQ OMX Group, Inc. and MS & Co. have entered into a non-exclusive license agreement providing license to MS & Co. and certain of its affiliated companies, in exchange for a fee, of the right to use the PHLX Housing SectorSM, which is owned and published by The NASDAQ OMX Group, Inc., in connection with the securities.  For more information, see “PHLX Housing SectorSM Index—The NASDAQ OMX Group, Inc. and MS & Co.” in the accompanying index supplement.

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Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Denominations:	$10 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange; and

▪    upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for Jump Securities.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.

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Dual Directional Trigger Jump Securities Based on the Performance of the PHLX Housing SectorSM Index due December 30, 2014

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or any component stocks of the underlying index listed on major securities markets.  Such purchase activity could have increased the value of the underlying index on the pricing date, and therefore could have increased the trigger level and the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

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Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

	(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.225 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance,

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fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for Jump Securities, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for Jump Securities dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

Syndicate Information
Issue price	Selling concession	Principal amount of securities for any single investor
$10.0000	$0.2250	<$1MM
$9.9625	$0.1875	≥$1MM and <$3MM
$9.9438	$0.1688	≥$3MM and <$5MM
$9.9250	$0.1500	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

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